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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF MERKERT AMERICAN CORPORATION

Merkert American Co., Inc.*


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* Effective March 31, 1999, Merkert American Corporation merged its several operating subsidiaries and now operates with one wholly-owned subsidiary, Merkert American Co., Inc. (formerly known as Merkert Enterprises, Inc.).